Exhibit 10(k)

RETENTION AGREEMENT

THIS RETENTION AGREEMENT, effective as of December 1, 2010 is made and entered into between PPL Corporation (“PPL”) and Paul W. Thompson (the “Executive”).

WHEREAS, PPL recognizes the need to develop and retain the Executive; and

WHEREAS, PPL has determined that certain steps should be taken to encourage the Executive to remain with PPL;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, PPL and the Executive agree as follows:

SECTION 1.  DEFINITIONS.

The following definitions are applicable to this Retention Agreement:

1.1  Affiliated Company or Affiliated Companies means any parent or majority or 50% owned subsidiaries of PPL (or companies, limited liability companies or other legal entities under common control with PPL) including entities that are members of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as PPL.

1.2  Board means the Board of Directors of PPL.

1.3  Code means the Internal Revenue Code of 1986, as may be amended from time to time.

1.4  Committee means two or more non-employee directors, unless otherwise determined by the Board, who have been designated by the Board to act as the Committee and qualify as non-employee directors under the Exchange Act.

1.5  Common Stock means the common stock of PPL.

1.6  Disability or Disabled means the inability of the Executive to perform each and every duty pertaining to the Executive’s regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

1.7  Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.  Reference in this Retention Agreement to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules promulgated thereunder.

1.8  Fair Market Value means the closing price of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the closing price of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.

1.9  Person shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) PPL or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of PPL or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of PPL in substantially the same proportions as their ownership of stock of PPL.

1.10  Termination for Cause means the termination by PPL or an Affiliated Company of the Executive’s employment upon a finding by PPL’s Board that Executive has (i)repeatedly and willfully either violated any policy of PPL or an Affiliated Company (including PPL’s Standards of Conduct and Integrity or any successor thereto) or violated any lawful direction of PPL or an Affiliated Company, or (ii) that Executive has committed a felony in the performance of his duties of employment.  No act, or failure to act, by Executive shall be deemed to be “repeated” unless the Executive shall have received a written notice from PPL setting forth in detail the particulars of the act, or the failure to act, which PPL contends would constitute Cause when repeated and the Executive then repeats such act or failure to act and does not resolve or otherwise cure such behavior within thirty days of receipt of such notice.

SECTION 2.  RESTRICTED STOCK UNIT AWARD

2.1  In order to induce the Executive to remain in the employ of PPL or an Affiliated Company, the PPL Corporate Leadership Council (“CLC”) has authorized an award under Section 11 of the PPL Corporation Incentive Compensation Plan for Key Employees (the “Award”) to the Executive of 22,050 Restricted Stock Units (“RSUs”) with a restriction period that will lapse, unless the restrictions lapse sooner pursuant to Section 2.2 of this Retention Agreement, and provided the Executive has remained in continuous employment with PPL or an Affiliated Company, on December 1, 2012 (“Lapse Date”).

2.2  In the event of the Executive’s death or  termination of Executive’s employment by PPL or an Affiliated Company as a result of Disability while in the employ of PPL or an Affiliated Company prior to the Lapse Date referenced above, the Award will be prorated by multiplying the number of RSUs that would have been free of restriction at the Lapse Date referenced above by a fraction, the numerator of which will be the number of full months of actual service of the Executive from the date of the Award up to the date of death or such termination as a result of Disability, and the denominator of which will be the number of full months of service during the vesting period that the Executive would have had if the Executive had maintained active employment from the date of the Award until the Lapse Date referenced above.  The date of such death of such termination shall constitute the Lapse Date.

2.3  Delivery of the Common Stock upon the lapse of restrictions on the RSUs shall be made on a date selected by PPL within 30 days following  the Lapse Date in accordance with the terms and conditions of the PPL Incentive Compensation Plan for Key Employees, including tax withholding requirements; provided that no delivery of  Common Stock under this Agreement shall be made unless PPL has received from the Executive (or from Executive’s estate),  an executed Release of Liability Agreement in the form attached hereto as Addendum A prior to the 30TH day after the Lapse Date.  Failure of Executive (or Executive’s estate) to timely provide the executed Release of Liability Agreement shall result in the forfeiture in full of the Common Stock.

SECTION 3.                            FORFEITURE OF AWARD

3.1  The Executive shall forfeit all rights to any remaining RSUs if the Executive retires or resigns employment with PPL or an Affiliated Company prior to the Lapse Date in Section 2.1, unless, in the case of a resignation, the Executive resigns to immediately assume, and does assume, another position with PPL or an Affiliated Company.

3.2  If the Executive’s employment ends as a result of a Termination for Cause, the Executive shall forfeit all rights to the Award.

SECTION 4.  MISCELLANEOUS PROVISIONS.

4.1  Nontransferability.  No benefit or right provided under this Retention Agreement shall be subject to alienation or assignment by an Executive (or by any person entitled to such benefit pursuant to the terms of the Retention Agreement) or subject to attachment or other legal process of whatever nature.  Any attempted alienation, assignment or attachment shall be void and of no effect.  Payment shall be made only to the Executive entitled to receive the same or to the Executive’s authorized legal representative.  PPL and all Affiliated Companies will observe the terms of this Retention Agreement unless and until ordered to do otherwise by a state or federal court.  As a condition of participation, each Executive agrees to hold PPL and all Affiliated Companies harmless from any claim that arises out of PPL’s or an Affiliated Company’s obeying any such order whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

4.2  No Employment Right; No Stockholder Right.  Neither this Retention Agreement nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL or any Affiliated Company.  The Executive shall have no rights as a stockholder of PPL in respect of the Common Stock until such Common Stock is paid following the Lapse Date, including any right to transfer any interest in the Common Stock, receive dividends or other distributions in respect of the Common Stock or exercise any voting right in respect of the Common Stock.

4.3  Government and Other Regulations.  The obligation of PPL to make payment for the Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies.

4.4  Changes in Capital Structure.  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock, appropriate adjustments shall be made to the number and/or kind of RSUs awarded under the Award, as may be determined by the CLC in its sole discretion.  Such adjustments shall be conclusive and binding for all purposes.  Additional RSUs issued to the Executive as the result of any such change shall bear the same restrictions as the RSUs to which they relate. Without limiting the generality of the foregoing, in connection with a change in capital structure, the CLC may provide, in its sole discretion, for the cancellation of any outstanding Awards in exchange for payment in cash or other property of the Fair Market Value (on the date of such exchange) of the RSUs covered by such Awards.

4.5   Company Successors.  In the event PPL becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which PPL will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of PPL under this Retention Agreement.

4.6   Governing Law.  All matters relating to this Retention Agreement and to the Award granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

4.7  Relationship to Other Benefits.  The Award shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of PPL or any Affiliated Company except as may be required by federal tax law and regulation or to meet other applicable legal requirements.

4.8   Administration.  This Retention Agreement and the Award are subject to the terms and conditions of the PPL Incentive Compensation Plan for Key Employees and shall be interpreted in accordance with the provisions thereof.

4.9   Entire Agreement. This Retention Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.

4.10  Titles and Headings.  The titles and headings of the sections in this Retention Agreement are for convenience of reference only, and in the event of any conflict, the text of the Retention Agreement, rather than such titles or headings, shall control.

[signature page follows]

PPL CORPORATION

By	/s/ James H. Miller
James H. Miller		Date
Chairman, President and
Chief Executive Officer

/s/ Paul W. Thompson		12/3/2010
Paul W. Thompson		Date

ADDENDUM  A

RELEASE OF LIABILITY

AGREEMENT BETWEEN

Paul W. Thompson and PPL Corporation

THIS RELEASE OF LIABILITY AGREEMENT (“RELEASE”) is entered into by and between PAUL W. THOMPSON (“Executive”), and PPL Corporation, a Pennsylvania corporation , by and for itself and its Affiliated Companies, as defined below (“PPL”).

WHEREAS, Executive has become entitled to PPL Corporation Restricted Stock Units pursuant to the terms of a Retention Agreement effective as of December 1, 2010 between PPL Corporation and Executive (“Retention Agreement”)(attached hereto as Exhibit A); and

WHEREAS, Pursuant to the terms of the Retention Agreement, Executive has agreed to Release certain claims as a condition to the delivery of the common stock under the terms of the Retention Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Executive agrees unconditionally to release and discharge PPL Corporation and all Affiliated Companies, as the term “Affiliated Companies” is defined in the Retention Agreement (“Releasees”), from any and all actions, causes of action, suits, claims, liabilities, obligations, or damages and expenses (including attorneys’ fees and costs actually incurred), known or unknown of any nature arising from any agreements between Executive and LG&E and KU Energy, LLC (formerly “E.ON U.S. LLC”) dated prior to November 1, 2010  , or those, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, and all other laws, statutes, rules and regulations arising out of or relating to employment (hereinafter, “Claims”) except for those agreements relating to former operations in Argentina listed on Attachment 1 (“Excluded Agreements”).

2.             Executive represents and certifies that he has carefully read and fully understands all provisions and effects of this Release, and that he has had the opportunity to discuss all aspects of this Release with his attorney or other trusted advisor, that he is voluntarily entering into this Release intending to be bound by its terms, and neither Releasees nor their agents, representatives or attorneys have made any representations or promises other than as set forth herein.

3.             This Release shall in all respects be interpreted, enforced and governed under the laws of Pennsylvania. The language of all parts of this Release shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

4.             This Release sets forth the entire agreement between Executive and LGE_KU relating to Release of Claims required pursuant to the Retention Agreement.  Nothing in this Release shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by LGE-KU and for which Executive may qualify.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program shall be payable in accordance with such plan or program. Nothing herein shall limit Executive’s rights under any indemnification rights provided by (i) LG&E and KU Energy LLC’s and its affiliates’ corporate governing documents relating to indemnification of officers and directors, or (ii) the Excluded Agreements.

5.             Executive understands and agrees that he has had a period of not less than 45 calendar days to consider whether to sign this Release.  Executive acknowledges that he has received the required disclosure material associated with this Release.  Executive further understands and agrees that he has a period of 7 calendar days after his execution of this Release within which to revoke his signature, which revocation must be made in writing actually delivered to Robert J, Grey, General Counsel within such 7 calendar day period in order for the revocation to be effective (the “Revocation Period”).  This Release is not effective, and PPL is under no obligation to make any payments or provide any benefits to executive which are conditioned upon Executive executing the Release under the terms of the Retention Agreement, unless and until the Revocation Period passes with Executive not having timely and effectively revoked his execution of the Release.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and PPL have executed the foregoing Release.

Paul W. Thompson
Executive

DATE

COMMONWEALTH OF )
) SS:

COUNTY OF                                                        )

On this [     ] day of [               ], 2012, before me Paul W. Thompson personally appeared to me known, and known to me to be the same person described in and who executed the above instrument and he acknowledged to me that he executed the same.

Notary Public

My Commission Expires:

PPL Corporation

By:
Title:
Date: